REPORT OF SHAREHOLDER MEETING Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Discovery Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1) and the sub-proposals in (Proposal No. 2) were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                                   FOR        WITHHELD              TOTAL
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TRUSTEES
Matthew P. Fink                11,831,674.364     329,628.912     12,161,303.276
Robert G. Galli                11,823,282.959     338,020.317     12,161,303.276
Phillip A. Griffiths           11,832,917.009     328,386.267     12,161,303.276
Mary F. Miller                 11,833,313.849     327,989.427     12,161,303.276
Joel W. Motley                 11,838,800.494     322,502.782     12,161,303.276
John V. Murphy                 11,840,322.095     320,981.181     12,161,303.276
Kenneth A. Randall             11,809,965.601     351,337.675     12,161,303.276
Russell S. Reynolds, Jr.       11,788,259.914     373,043.362     12,161,303.276
Joseph M. Wikler               11,843,419.776     317,883.500     12,161,303.276
Peter I. Wold                  11,825,858.503     335,444.773     12,161,303.276
Clayton K. Yeutter             11,814,645.968     346,657.308     12,161,303.276

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PROPOSAL NO. 2 Proposal to change the policy on

                                                                      BROKER
            FOR                  AGAINST          ABSTAIN           NON-VOTE               TOTAL
------------------------------------------------------------------------------------------------
2B: Concentration of Investments
     9,371,701.125           473,211.281      538,298.870      1,778,092.000      12,161,303.276
2C: Diversification of Investments
     9,404,575.359           487,381.934      491,253.983      1,778,092.000      12,161,303.276
2H: Lending
     9,142,421.196           718,512.003      522,278.077      1,778,092.000      12,161,303.276
2K: Real Estate and Commodities
     9,335,753.635           563,816.017      483,641.624      1,778,092.000      12,161,303.276
2L: Senior Securities
     9,360,985.297           459,526.283      562,699.696      1,778,092.000      12,161,303.276
2O: Investment Percentage Restrictions
     9,266,238.533           547,233.326      569,739.417      1,778,092.000      12,161,303.276